Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 29, 2016, relating to the consolidated and combined financial statements and financial statement schedules of PJT Partners Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the basis of presentation) appearing in the Annual Report on Form 10-K of PJT Partners Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
December 20, 2016